                    As filed with the Securities and Exchange Commission on May 5, 2000.
                                                                        REGISTRATION NO.  333-_______________
------------------------------------------------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           LYONDELL CHEMICAL COMPANY
            (Exact name of Registrant as specified in its charter)

                 Delaware                           1221 McKinney, Suite 700                95-4160558
          (State or other jurisdiction)               Houston, Texas 77010               (I.R.S. Employer
       of incorporation or organization)      (Address of principal executive offices)   Identification No.)
                                                             (Zip Code)


                           LYONDELL CHEMICAL COMPANY
                         1999 LONG-TERM INCENTIVE PLAN
                                      AND
                 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                           (Full title of the plans)

                               Katie-Pat Bowman
                         Senior Corporate Counsel and
                              Assistant Secretary
                           Lyondell Chemical Company
                           1221 McKinney, Suite 1600
                             Houston, Texas 77010
                    (Name and address of agent for service)

                                (713) 652-7200
         (Telephone number, including area code, of agent for service)

                                CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                              AMOUNT TO          PROPOSED           PROPOSED MAXIMUM         AMOUNT OF
                   TITLE OF                      BE          MAXIMUM OFFERING     AGGREGATE OFFERING       REGISTRATION
         SECURITIES TO BE REGISTERED         REGISTERED      PRICE PER SHARE(1)         PRICE (1)               FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1 per share (2)      10,000,000     $18.41                  $184,100,000              $48,603
========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Represents the average of the high and low sale prices of Lyondell Common Stock on May 4, 2000.
(2) Includes an indeterminable number of shares of Common Stock issuable as a result of the anti-dilution provisions of each of the foregoing plans and the associated Common Stock purchase Rights attributable to all such shares.

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1999;

          (b) The Company's Current Reports on Form 8-K filed on March 7, March 14 and April 14, 2000; and

          (c) The description of the Company's common stock, $1.00 par value ("Common Stock"), contained in the Registration Statement on Form 8-A dated December 15, 1988, as such Registration Statement may be amended from time to time; and

          (d) The description of the Rights to Purchase Common Stock contained in the Registration Statement on Form 8-A dated December 12, 1995, as such Registration Statement may be amended from time to time.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

        Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

        The legality of the Common Stock is offered hereby by Gerald A. O'Brien, Vice President and Deputy General Counsel for the Company. As of April 30, 2000, Mr. O'Brien owned 15,443 shares of Common Stock, either directly or through employee benefit plans of the Company, and held options to acquire 39,385 shares of Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Company's Certificate of Incorporation and By-Laws provide that the Company will indemnify each of its directors and officers to the full extent permitted by the laws of the State of Delaware and may indemnify certain other persons as authorized by the Delaware General Corporation Law (the "DGCL").
Section 145 of the DGCL provides as follows:

             "(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and
     (b). Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section.

         (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent for such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

     The By-Laws of the Company provide as follows:

         "The Company shall indemnify the officers and directors of the Company with respect to all matters to which Section 145 of the General Corporation Law of the State of Delaware may in any way relate, to the fullest extent permitted or allowed by the laws of the State of Delaware, whether or not specifically required, permitted or allowed by said Section 145. Any repeal or modification of this Section shall not in any way diminish any rights to indemnification of such person or the obligations of the Company that may have previously arisen hereunder."

     Lyondell's Certificate of Incorporation limits the personal liability of directors to the Company and its stockholders for monetary damages resulting from certain breaches of the directors' fiduciary duties. The Company maintains directors and officers liability insurance.

        The Company has entered into Indemnity Agreements with each of its officers and directors providing that, subject to certain exclusions, the Company shall indemnify and hold the indemnitee harmless, to the fullest extent permitted by the DGCL, against all claims by reason of the fact that he or she is or was serving as an officer or director of the Company or its subsidiaries or in some other enumerated corporate status.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8. EXHIBITS


Exhibit No.
------------   Description
               -----------
         4.1   Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended
               December 31, 1996)

         4.2   Certificate of Ownership and Merger dated July 31, 1998 (incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999)

         4.3   Amended and Restated By-laws of the Company (incorporated by reference to the
               Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997)

         4.4   Rights Agreement between the Company and The Bank of New York, as Rights Agent
               (incorporated by reference to Company's Current Report on Form 8-K dated
               December 8, 1995)

         4.5   Lyondell Chemical Company 1999 Long-Term Incentive Plan (incorporated by reference to
               Company's Annual Report on Form 10-K for the year ended December 31, 1998)

         4.6   Form of Stock Option Agreement under the 1999 Long-Term Incentive Plan

         4.7   Form of Restricted Stock Grant under the 1999 Long-Term Incentive Plan

         4.8   Form of Performance Share Grant under the 1999 Long-Term Incentive Plan

         4.9   Lyondell Chemical Company Stock Option Plan for Non-Employee Directors

        4.10   Form of 2000 Grant Stock Option Agreement for Non-Employee Directors

           5   Opinion and consent of Gerald A. O'Brien, Vice President and Deputy General Counsel
               of the Company

        23.1   Consent of Gerald A. O'Brien (included as part of Exhibit 5)

        23.2   Consent of PricewaterhouseCoopers LLP

        23.3   Consent of Deloitte & Touche LLP

          24   Powers of Attorney (incorporated by reference to the Company's annual report on Form
               10-K for the year ended December 31, 1999)

Item 9. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 4, 2000.

                                      LYONDELL CHEMICAL COMPANY

                                      By: /s/ ROBERT T. BLAKELY
                                          ------------------------------
                                              Robert T. Blakely
                                              Executive Vice President and
                                              Chief Financial Officer

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

         SIGNATURE                    TITLE                                         DATE
         ---------                    -----                                         ----
     WILLIAM T. BUTLER*                Chairman of the Board of Directors          May 4, 2000
     ------------------
     (William T. Butler)

     CAROL A. ANDERSON*                Director                                    May 4, 2000
     ------------------
     (Carol A. Anderson)

     TRAVIS ENGEN*                     Director                                    May 4, 2000
     -------------
     (Travis Engen)

     STEPHEN F. HINCHLIFFE, JR.*       Director                                    May 4, 2000
     ---------------------------
     (Stephen F. Hinchliffe, Jr.)

     DUDLEY C. MECUM II*               Director                                    May 4, 2000
     -------------------
     (Dudley C. Mecum II)

     DAN F. SMITH*                     President, Chief Executive Officer and      May 4, 2000
     -------------                     Director
     (Dan F. Smith)

     PAUL R. STALEY*                   Director                                    May 4, 2000
     ---------------
     (Paul R. Staley)

     ROBERT T. BLAKELY*                Executive Vice President and Chief          May 4, 2000
     ------------------                Financial Officer
  (Robert T. Blakely, Principal
      Financial Officer)

     KELVIN R. COLLARD*                Vice President and Controller               May 4, 2000
     ------------------
 (Kelvin R. Collard, Principal
  Accounting Officer)


*By  ROBERT T. BLAKELY                                                             May 4, 2000
     ------------------
(Robert T. Blakely as Attorney-in-fact)
